UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2025 (July 17, 2025)

FedEx Corporation

(Exact name of registrant as specified in its charter)

Commission File Number 1-15829

Delaware	62-1721435
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

942 South Shady Grove Road, Memphis, Tennessee	38120
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (901) 818-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.10 per share	FDX	New York Stock Exchange
1.625% Notes due 2027	FDX 27	New York Stock Exchange
0.450% Notes due 2029	FDX 29A	New York Stock Exchange
1.300% Notes due 2031	FDX 31	New York Stock Exchange
3.500% Notes due 2032	FDX 32	New York Stock Exchange
0.950% Notes due 2033	FDX 33	New York Stock Exchange
4.125% Notes due 2037	FDX 37	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT.

Item 5.02.	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, Sriram Krishnasamy stepped down as Executive Vice President — Chief Digital and Information Officer and Chief Transformation Officer of FedEx Corporation (“FedEx” or “the Company”) effective July 17, 2025.

The Company and Mr. Krishnasamy mutually agreed to the decision following the successful completion of several key initiatives led by Mr. Krishnasamy, including the achievement of FedEx’s $4 billion DRIVE structural cost reduction target at the end of fiscal 2025. He also established the foundations of the Company’s digital transformation with FedEx Dataworks and implemented DRIVE, which remains core to the Company’s transformation.

On August 10, 2025, Mr. Krishnasamy and the Company entered into a separation and release agreement (the “Agreement”). The material terms of the Agreement are summarized below:

Separation Date. Beginning July 18, 2025, he will serve as Executive Advisor reporting to FedEx’s President and Chief Executive Officer to assist with the transition, with his last day as an employee of FedEx on October 31, 2025 or such earlier date as may be mutually agreed by Mr. Krishnasamy and FedEx (the “separation date”).

Cash Payment. In consideration for the terms of the Agreement, including the non-compete and non-solicitation provisions and release of claims, Mr. Krishnasamy will receive a cash payment of $3,272,711 (equal to 24 months of his base pay plus 150% of his fiscal 2025 annual incentive plan target) on or before September 30, 2025.

Compensation and Benefits. Mr. Krishnasamy will continue to receive his current base salary through the separation date. He will not be eligible to receive any future annual incentive plan or long-term incentive plan payments, prorated or otherwise. As permitted by the Company’s stock incentive plans, the Compensation and Human Resources Committee approved the accelerated vesting of Mr. Krishnasamy’s outstanding equity awards to the separation date. In addition, FedEx has agreed to reimburse Mr. Krishnasamy for the costs of preparing and filing his 2025 income tax returns in accordance with FedEx’s generally applicable policies for reimbursing officers for such costs, provided that Mr. Krishnasamy submits such request for reimbursement in writing no later than May 31, 2026.

If, during the period ending two years following the separation date, the Company discovers that Mr. Krishnasamy has breached any of his material obligations under the Agreement, the Company can seek repayment of the cash payment, accelerated restricted shares, and proceeds of any exercises of accelerated stock options, and immediately cancel any unexercised stock options.

Release of Claims. The Agreement contains a general release of claims that Mr. Krishnasamy may have against FedEx and its subsidiaries and affiliated companies, and their respective affiliates and related parties.

Confidentiality; Non-Compete and Non-Solicitation; Mutual Non-Disparagement. The Agreement contains a confidentiality provision, non-compete and non-solicitation provisions, and a mutual non-disparagement agreement.

The benefits Mr. Krishnasamy will receive in connection with his departure (including the accelerated vesting of his restricted stock and stock options) will comply with the FedEx Corporation Policy on Limitation of Severance Benefits.

The Agreement is attached as Exhibit 10.1 and incorporated herein by reference.

SECTION 9. FINANCIAL STATEMENTS AND EXHIBITS.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Separation and Release Agreement by and between FedEx Corporation and Sriram Krishnasamy.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FedEx Corporation

Date: August 12, 2025	By:	/s/ Gina F. Adams
Gina F. Adams
Executive Vice President, General Counsel and Secretary